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                                                                      EXHIBIT 99

[ANALYTICAL SURVEYS INCORPORATED LOGO]                                 P R E S S
                                                                   R E L E A S E

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               ANALYTICAL SURVEYS ANNOUNCES RECEIPT OF TAX REFUND

  COMPANY RECOGNIZES $1,240,000 TAX REFUND IN THE QUARTER ENDED MARCH 31, 2002

INDIANAPOLIS, INDIANA - May 8, 2002, Analytical Surveys, Inc. (ASI) (NASDAQ:
ANLT) today announced the receipt of a $1,240,000 federal income tax refund. The refund is the result of the Job Creation and Worker Assistance Act of 2002 (the "Act"), which was signed into law by President Bush on March 9, 2002. The tax refund is recorded as an income tax benefit in the fiscal quarter ended March 31, 2002. The Company's Form 10-Q for the three and six-months ended March 31, 2002, is expected to be filed on or before May 15, 2002.

Norman Rokosh, ASI's president and CEO, said, "The receipt of these funds, together with the net proceeds of the $2 million Convertible Note recently sold to Cannell Capital, LLC, significantly improves ASI's financial position. We are extremely pleased with the economic stimulus created by the Act, and with the responsiveness of the Internal Revenue Service in processing the refund."

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. ASI is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of the information and technology asset. In addition to corporate offices in Indianapolis, Indiana, ASI maintains several facilities across the United States and is listed on the Nasdaq under the symbol "ANLT." For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding ASI's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to ASI on the date of this press release, and ASI assumes no obligation to update any such forward-looking statements. ASI's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in ASI's Annual Report on Form 10-K.

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                                    CONTACTS:

Analytical Surveys, Inc.                    Pfeiffer High Public Relations, Inc.
Michael A. Renninger                                                  Geoff High
Chief Financial Officer                                             303-393-7044
mrenninger@anlt.com                                       geoff@pfeifferhigh.com
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